Exhibit 99.1

Press Release

MagnaChip Reports First Quarter 2013 Financial Results

•	Revenue Grew 16% Year-Over-Year

•	Gross Margin Improved 380 Basis Points Year-Over-Year

•	Foundry Business Revenue Increased 53% Year-Over-Year

•	Ninth Consecutive Quarter of Achieving Financial Guidance

SEOUL, South Korea and CUPERTINO, Calif., April 30, 2013 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced financial results for the first quarter ended March 31, 2013.

Revenue for the first quarter of 2013 was $205.3 million, a 5.9% decrease compared to $218.1 million for the fourth quarter of 2012 and a 16.0% increase compared to $177.0 million for the first quarter of 2012.

Gross margin was $65.7 million or 32.0%, as a percent of revenue, for the first quarter of 2013. This compares to gross margin of $74.3 million or 34.1% for the fourth quarter of 2012 and $49.9 million or 28.2% for the first quarter of 2012.

Net loss, on a GAAP basis, for the first quarter of 2013 totaled $7.4 million or $0.21 per diluted share. This compares to net income of $125.3 million or $3.38 per diluted share for the fourth quarter of 2012 and a net income of $15.3 million or $0.40 per diluted share for the first quarter of 2012. Net loss was impacted primarily by a foreign currency loss of $22.6 million during the quarter which was primarily related to non-cash foreign currency translation for intercompany balances that were denominated in U.S. dollars.

“Our first quarter revenue and margin performance was better than the same quarter last year because of the product mix and customer shift we have been making which has enabled us to be better aligned with growing markets, said Sang Park, MagnaChip Chairman and CEO. “The March quarter is typically a weak quarter due to seasonality and the post-holiday consumer spending slowdown. However, in addition to normal seasonality we also experienced lower than anticipated demand from the smartphone market. Despite these obstacles, we were able to achieve our financial guidance for the ninth consecutive quarter. Looking ahead, challenges still remain and visibility is somewhat limited. However, we remain optimistic that the macro environment is starting to improve and that our business will return to normal seasonal growth beginning in the second quarter.”

Adjusted net income, a non-GAAP measurement, for the first quarter of 2013 totaled $19.7 million or $0.53 per diluted share compared to $28.7 million or $0.77 per diluted share for the fourth quarter of 2012 and $6.5 million or $0.17 per diluted share for the first quarter of 2012.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a more meaningful understanding of the factors and trends affecting MagnaChip’s business and operations. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included following the financial statements.

Combined cash balances (cash and cash equivalents plus restricted cash) totaled $183.0 million at the end of the first quarter of 2013, an increase of $0.7 million from the end of the prior quarter. Cash provided from operations totaled approximately $37.5 million for the first quarter of 2013.

Revenue by Segment

In thousands of US dollars	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Semiconductor Manufacturing Services	$104,138	$112,654	$67,863
Display Solutions	70,323	72,806	83,225
Power Solutions	30,184	31,949	25,253
Other	653	675	661
Total Revenue	$205,298	$218,084	$177,002

First Quarter and Recent Company Highlights

•	Foundry Revenue Grew 53% Year-Over-Year.

•	Power Solutions Revenue Increased 20% Year-Over-Year.

•	Corporate Credit and Debit Rating Upgraded by Standard and Poor’s.

•	Repurchased 376,000 Shares in Q1 under MagnaChip’s 2011 Stock Repurchase Program.

Business Outlook

For the second quarter of 2013, MagnaChip expects:

•	Revenue will be in the range of $210 million to $220 million.

•	Gross margin will be 32.0% to 34.0% as a percent of revenue.

Conference Call

MagnaChip will hold a conference call at 3 p.m. PDT today to discuss the first quarter 2013 financial results. The conference call will be webcast live and is also available by dialing 1-866-776-2061 in the U.S. or 1-706-679-0298 for all other locations. The conference ID number is 31661611 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 3 p.m. PDT start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com.

A replay of the conference call will be available the same day and will run for 72 hours. The replay access numbers are 1-855-859-2056 or 1-404-537-3406. The access code is 31661611.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our ability to capitalize on improving market dynamics and future operating and financial performance including second quarter 2013 revenue and gross margin. All forward-looking statements included in this release are based upon information available to MagnaChip Semiconductor as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2013 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. +1-408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net sales	$205,298	$218,084	$177,002
Cost of sales	139,555	143,796	127,087

Gross profit	65,743	74,288	49,915

Gross profit %	32.0%	34.1%	28.2%

Selling, general and administrative expenses	19,791	19,281	18,209
Research and development expenses	20,582	19,660	19,831
Restructuring and impairment charges	2,446	—	—

Operating income	22,924	35,347	11,875

Other income (expenses)
Interest expense, net	(5,849)	(5,655)	(5,580)
Foreign currency gain (loss), net	(22,558)	33,656	11,109
Other	(260)	634	89

	(28,667)	28,635	5,618

Income (loss) before income taxes	(5,743)	63,982	17,493

Income tax expense (benefit)	1,662	(61,304)	2,230

Net income (loss)	$(7,405)	$125,286	$15,263

Earnings (loss) per common share :
- Basic	$(0.21)	$3.50	$0.41
- Diluted	$(0.21)	$3.38	$0.40

Weighted average number of shares—Basic	35,539,413	35,845,367	37,524,127
Weighted average number of shares—Diluted	35,539,413	37,074,657	38,298,336

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net income (loss)	$(7,405)	$125,286	$15,263
Adjustments:
Depreciation and amortization	8,522	8,550	7,474
Interest expense, net	5,849	5,655	5,580
Income tax expense (benefit)	1,662	(61,304)	2,230
Restructuring and impairment charges	2,446	—	—
Stock-based compensation expense	420	546	458
Foreign currency loss (gain), net	22,558	(33,656)	(11,109)
Derivative valuation loss (gain), net	267	(634)	(85)
Secondary offering expense	669	—	—

Adjusted EBITDA	$34,988	$44,443	$19,811

Adjusted EBITDA per common share:
- Diluted	$0.94	$1.20	$0.52
Weighted average number of shares - Diluted	37,138,414	37,074,657	38,298,336

Net income (loss)	$(7,405)	$125,286	$15,263
Adjustments:
Restructuring and impairment charges	2,446	—	—
Stock-based compensation expense	420	546	458
Amortization of intangibles	1,749	1,893	1,993
Foreign currency loss (gain), net	22,558	(33,656)	(11,109)
Derivative valuation loss (gain), net	267	(634)	(85)
Secondary offering expense	669	—	—
GAAP and cash tax expense difference	(998)	(64,749)	—

Adjusted net income	$19,706	$28,686	$6,520

Adjusted net income per common share:
- Diluted	$0.53	$0.77	$0.17
Weighted average number of shares - Diluted	37,138,414	37,074,657	38,298,336

We define Adjusted EBITDA as net income (loss) adjusted to exclude (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit), (iv) restructuring and impairment charges, (v) stock-based compensation expense, (vi) foreign currency loss (gain), net, (vii) derivative valuation loss (gain), net, and (viii) secondary offering expense.

We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income as net income (loss) adjusted to exclude (i) restructuring and impairment charges, (ii) stock-based compensation expense, (iii) amortization of intangibles, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, (vi) secondary offering expense, and (vii) GAAP and cash tax expense difference.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$182,987	$182,238
Restricted cash	37	133
Accounts receivable, net	146,267	143,331
Inventories, net	83,910	89,363
Other receivables	3,662	1,429
Prepaid expenses	10,401	7,884
Current deferred income tax assets	22,870	22,768
Other current assets	5,322	9,680

Total current assets	455,456	456,826

Property, plant and equipment, net	255,144	238,256
Intangible assets, net	12,169	15,260
Long-term prepaid expenses	16,101	18,048
Deferred income tax assets	42,804	46,710
Other non-current assets	15,359	14,866

Total assets	$797,033	$789,966

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$79,425	$79,236
Other accounts payable	29,975	15,600
Accrued expenses	49,268	43,486
Derivative liabilities	4,619	—
Other current liabilities	3,136	9,973

Total current liabilities	166,423	148,295

Long-term borrowings, net	201,727	201,653
Accrued severance benefits, net	111,806	112,446
Other non-current liabilities	13,897	17,263

Total liabilities	493,853	479,657

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 39,747,933 shares issued and 35,408,032 shares outstanding at March 31, 2013 and 39,599,374 shares issued and 35,635,357 shares outstanding at December 31, 2012	397	396
Additional paid-in capital	103,310	101,885
Retained earnings	279,846	287,251
Treasury stock, 4,339,901 shares at March 31, 2013 and 3,964,017 shares at December 31, 2012	(45,918)	(39,918)
Accumulated other comprehensive loss	(34,455)	(39,305)

Total stockholders’ equity	303,180	310,309

Total liabilities and stockholders’ equity	$797,033	$789,966

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Cash flow from operating activities
Net income (loss)	$(7,405)	$15,263
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,522	7,474
Provision for severance benefits	4,229	4,703
Amortization of debt issuance costs and original issue discount	283	242
Loss (gain) on foreign currency translation, net	28,280	(12,824)
Gain on disposal of property, plant and equipment, net	—	(269)
Loss on disposal of intangible assets, net	1	11
Restructuring and impairment charges	618	—
Stock-based compensation	420	458
Other	635	123
Changes in operating assets and liabilities
Accounts receivable	(6,409)	1,339
Inventories	2,022	(2,860)
Other receivables	(1,278)	(4,024)
Other current assets	2,014	8,536
Deferred tax assets	2,182	871
Accounts payable	2,290	12,581
Other accounts payable	9,734	(298)
Accrued expenses	(1,125)	9,886
Other current liabilities	(5,838)	2,225
Payment of severance benefits	(627)	(2,323)
Other	(1,004)	(1,261)

Net cash provided by operating activities	37,544	39,853

Cash flow from investing activities
Decrease in restricted cash	92	2,995
Proceeds from disposal of plant, property and equipment	—	273
Purchase of plant, property and equipment	(32,927)	(24,758)
Payment for intellectual property registration	(142)	(190)
Payment for acquisition	—	(8,642)
Decrease in short-term financial instruments	—	173
Collection of guarantee deposits	—	31
Payment of guarantee deposits	(741)	(178)
Other	8	(48)

Net cash used in investing activities	(33,710)	(30,344)

Cash flow from financing activities
Proceeds from issuance of common stock	1,006	108
Repayment of obligations under capital lease	—	(1,510)
Acquisition of treasury stock	(6,000)	(11,935)

Net cash used in financing activities	(4,994)	(13,337)

Effect of exchange rates on cash and cash equivalents	1,909	(1,660)

Net increase (decrease) in cash and cash equivalents	749	(5,488)

Cash and cash equivalents
Beginning of the period	182,238	162,111

End of the period	$182,987	$156,623